Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Resonant Inc. of our report dated March 30, 2017 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Resonant Inc. for the year ended December 31, 2016.
/s/ Crowe Horwath LLP
Crowe Horwath LLP
Sherman Oaks, California
June 6, 2017